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                           September 15, 2021

       Richard H. Little
       Chief Executive Officer
       BATTALION OIL CORP
       3505 West Sam Houston Parkway North, Suite 300
       Houston, TX 77043

                                                        Re: BATTALION OIL CORP
                                                            Registration
Statement on Form S-3
                                                            Filed September 9,
2021
                                                            File No. 333-259415

       Dear Mr. Little:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              William T. Heller IV